                                                                  EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                  MAXIMUS, INC.

                       SCB COMPUTER TECHNOLOGY, INC., and

                      TECHNOLOGY MANAGEMENT RESOURCES, INC.


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                                TABLE OF CONTENTS

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ARTICLE 1       - SALE AND PURCHASE OF ASSETS................................1

     1.1    Sale of Assets...................................................1

     1.2    Assumption of Liabilities........................................1

     1.3    Purchase Price and Payment.......................................2

     1.4    Transfer of Purchased Assets.....................................2

     1.5    Delivery of Records and Contracts................................2

     1.6    MAXIMUS Designees................................................3

     1.7    Closing..........................................................3

     1.8    Allocation of Purchase Price.....................................3

ARTICLE 2       - REPRESENTATIONS AND WARRANTIES OF TMR......................3

     2.1    Organization and Qualification...................................3

     2.2    Authority to Execute and Perform Agreements......................3

     2.3    Capitalization and Title to Shares...............................3

     2.4    Charter and By-laws..............................................4

     2.5    Financial Statements.............................................4

     2.6    No Material Adverse Change.......................................4

     2.7    Tax Matters......................................................5

     2.8    Compliance with Laws.............................................6

     2.9    Consents; No Breach..............................................7

     2.10   Actions and Proceedings..........................................7

     2.11   Contracts and Other Agreements...................................7

     2.12   Real Estate......................................................9

     2.13   Tangible Property................................................9

     2.14   Intangible Property.............................................10

     2.15   Title to Assets; Liens..........................................10

     2.16   Absence of Undisclosed Liabilities..............................11

     2.17   Customers.......................................................11

     2.18   Employer Relations..............................................11

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                                TABLE OF CONTENTS

                                   (CONTINUED)

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     2.19   Insurance........................................................11

     2.20   Brokerage........................................................11

     2.21   Hazardous Materials..............................................11

     2.22   Backlog..........................................................12

     2.23   Full Disclosure..................................................12

     2.24   Year 2000 Compliance.............................................12

ARTICLE 3      - REPRESENTATIONS AND WARRANTIES OF SCB.......................13

     3.1    Organization and Qualification...................................13

     3.2    Authority to Execute and Perform Agreements......................13

     3.3    Brokerage........................................................13

     3.4    No Breach........................................................14

     3.5    Validity.........................................................14

     3.6    Insurance........................................................14

     3.8    Employee Benefit Plans...........................................15

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF MAXIMUS.....................15

     4.1    Organization and Qualification of MAXIMUS........................15

     4.2    Authority to Execute and Perform Agreements......................15

     4.3    Brokerage........................................................16

     4.4    No Breach........................................................16

     4.5    Validity.........................................................16

ARTICLE 5      CONDITIONS PRECEDENT TO THE OBLIGATION OF MAXIMUS TO CLOSE....17

     5.1    Delivery of Instruments of Transfer..............................17

     5.2    Certificate of Secretary of TMR..................................17

     5.3    Third Party Consents and Permits.................................17

     5.4    Escrow Agreement.................................................17

     5.5    Employment.......................................................17

     5.6    Noncompetition Agreement.........................................17

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



                                TABLE OF CONTENTS

                                   (CONTINUED)
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     5.7    Opinion of Counsel to SCB and TMR................................17

     5.8    Tax Clearance Certificates.......................................17

     5.9    Release of Liens.................................................18

ARTICLE 6      CONDITIONS PRECEDENT TO THE OBLIGATION OF SCB AND TMR TO
               CLOSE.........................................................18

     6.1    Delivery of Assumption Agreement.................................18

     6.2    Related Agreements...............................................18

     6.3    Delivery of the Purchase Price...................................18

ARTICLE 7      INDEMNIFICATION...............................................18

     7.1    Survival.........................................................18

     7.2    Obligation of SCB and TMR to Indemnify...........................18

     7.3    Obligation of MAXIMUS to Indemnify...............................19

     7.4    Notice and Opportunity to Defend.................................19

     7.5    Limitations on Indemnification...................................20

ARTICLE 8      POST-CLOSING COVENANTS AND AGREEMENTS.........................21

     8.1    Authorization From Others........................................21

     8.2    Tax Clearance Certificates.......................................21

     8.3    Collection of Assets.............................................21

     8.4    Health Insurance.................................................22

     8.5    Further Assurances...............................................22

     8.6    401(k) Contributions.............................................22

ARTICLE 9      MISCELLANEOUS.................................................22

     9.1    Publicity........................................................22

     9.2    Expenses.........................................................23

     9.3    Notices..........................................................23

     9.4    Entire Agreement.................................................24

     9.5    Waivers and Amendments; Non-Contractual Remedies;
            Preservation of Remedies.........................................24

     9.6    Governing Law....................................................24
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                                TABLE OF CONTENTS

                                   (CONTINUED)

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     9.7    Arbitration......................................................24

     9.8    Binding Effect; No Assignment....................................24

     9.9    Counterparts.....................................................25

     9.10   Exhibits and Schedules...........................................25

     9.11   Headings.........................................................25

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                                    EXHIBITS

Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Executive Employment Agreement
Exhibit C         Form of Noncompetition Agreement
Exhibit D         Form of Opinion of Baker, Donelson, Bearman & Caldwell PC

                                    SCHEDULES

Schedule 1.1A     Excluded Assets
Schedule 1.1B     Contracts Included in Purchased Assets
Schedule 1.2      Assumed Liabilities
Schedule 2.1A     Qualifications
Schedule 2.1B     Leases
Schedule 2.5      Financial Statements
Schedule 2.6      Changes Since Balance Sheet Date
Schedule 2.7A     Tax Extensions
Schedule 2.7B     Unpaid Taxes
Schedule 2.8A     Permits
Schedule 2.8B     Permits Not Being Transferred
Schedule 2.9      Consents
Schedule 2.10     Actions and Proceedings
Schedule 2.11     Contracts and Other Agreements
Schedule 2.14A    Intellectual Property
Schedule 2.14B    Registered Rights
Schedule 2.15     Title to Assets; Liens
Schedule 2.17     Customers
Schedule 2.18     Employee Benefit Plans
Schedule 2.19     Key Employees
Schedule 2.22     Backlog
Schedule 2.24     Year 2000 Compliance
Schedule 3.6      Insurance
Schedule 3.8      Employee Benefit Plans

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT dated as of the 29th day of April, 2000, is made and entered into by and among:

         MAXIMUS, Inc. ("MAXIMUS"), a Virginia corporation with an address at 1356 Beverly Road, McLean, Virginia 22101;

         SCB Computer Technology, Inc. ("SCB"), a Tennessee corporation with an address at 3800 Forest Hill-Irene, Suite 100, Memphis, Tennessee 38125; and

         Technology Management Resources, Inc. ("TMR"), a Tennessee corporation with an address at 752 North 129th Street, Omaha, Nebraska 68154 and a wholly-owned subsidiary of SCB.

                                   WITNESSETH

         WHEREAS, TMR wishes to sell to MAXIMUS, and MAXIMUS wishes to purchase, substantially all of the assets of TMR upon the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

                    ARTICLE 1 - SALE AND PURCHASE OF ASSETS

         1.1 Sale of Assets. Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.7 hereof), TMR agrees to sell and MAXIMUS agrees to purchase, all of the properties, assets and business of TMR of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, excluding the assets listed on Schedule 1.1A (the "Excluded Assets"), but including without limitation all contracts listed on Schedule 1.1B and Schedule 2.11, all intellectual property listed on Schedule 2.14A and
Schedule 2.14B, all accounts receivable for work performed on or after the Closing Date, inventory, equipment, all of TMR's goodwill and the exclusive right to use any and all derivations of the name of Technology Management Resources as all or part of a trade or corporate name. SCB and TMR shall have access to the books and records of TMR at reasonable times for purposes of handling tax matters and dealing with liabilities and claims. The assets, property and business of TMR to be sold to and purchased by MAXIMUS (or its designee) under this Agreement are hereinafter sometimes referred to as the "Purchased Assets."

         1.2 Assumption of Liabilities. Upon the sale and purchase of the Purchased Assets, MAXIMUS shall assume and agree to pay or discharge when due the liabilities and obligations of TMR described on Schedule 1.2 which are to be performed after the Closing Date (as defined in Section 1.7 below). The liabilities to be assumed by MAXIMUS under this Agreement are hereinafter sometimes referred to as the "Assumed Liabilities." Except as otherwise specifically provided in this Section 1.2 (a) MAXIMUS shall not assume or be liable for any obligation or liability of TMR, of any kind or nature, known, unknown, contingent or otherwise, including without limitation: (i) any liability of TMR incurred in connection with this Agreement and the transactions provided for herein, including brokerage, accounting and counsel fees, transfer and other taxes, and expenses pertaining to the performance by TMR of its obligations hereunder, (ii) any litigation, proceeding, claim by any person or entity or other obligation of TMR relating to the business or operations of or otherwise relating to the Purchased Assets prior to the Closing Date, whether or not such litigation, proceeding, claim or obligation is pending, threatened, or asserted before, on, or after the Closing Date, (iii) any liability or obligation of TMR for Taxes (as defined in Section 2.7) whether relating to periods before or after the Closing Date, and (iv) any obligations of TMR under any law, including but not limited to antitrust, civil rights, health, safety, labor, discrimination and environmental laws; and (b) TMR shall be solely responsible for any and all liabilities and obligations of TMR not included within the Assumed Liabilities. The assumption of the Assumed Liabilities by MAXIMUS hereunder shall be treated as independent of its existing business and shall not enlarge any rights of third parties under contracts or arrangements with MAXIMUS or TMR. Nothing herein shall prevent MAXIMUS from contesting in good faith any of the Assumed Liabilities with any party to whom any such Assumed Liability relates.

         1.3 Purchase Price and Payment. In consideration of the sale of the Purchased Assets to MAXIMUS, at the Closing, MAXIMUS shall:

             (a) deliver to TMR the amount of $8,674,397.94 in cash by wire transfer of immediately available funds (the "Closing Payment"); and

             (b) deliver to an escrow agent to be mutually agreed upon by the parties (the "Escrow Agent") the amount of $1,000,000 (the "Escrow Amount") to be held by the Escrow Agent pursuant to and in accordance with the Escrow Agreement to be executed by the Escrow Agent and the other parties hereto substantially in the form of Exhibit A hereto.

         1.4 Transfer of Purchased Assets. At the Closing, TMR shall deliver or cause to be delivered to MAXIMUS good and sufficient instruments of transfer transferring to MAXIMUS title to all the Purchased Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to MAXIMUS and its counsel, and (c) shall effectively vest in MAXIMUS good title to all the Purchased Assets free and clear of all liens, restrictions and encumbrances.

         1.5 Delivery of Records and Contracts. At the Closing, TMR shall deliver or cause to be delivered to MAXIMUS all written leases, contracts, commitments and rights evidencing Purchased Assets and Assumed Liabilities. As soon as practicable after the Closing Date, TMR shall deliver to MAXIMUS (subject to Section 8.1) such assignments of written leases, contracts, commitments and rights evidencing Purchased Assets and Assumed Liabilities and consents to assignments as are necessary to assure MAXIMUS of the full benefit of the same. TMR shall also deliver to MAXIMUS at the Closing originals of all of TMR's business records, tax returns, books and other data and TMR shall take all requisite steps to put MAXIMUS (or its designee) in actual possession and operating control of TMR.




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

         1.6 MAXIMUS Designees. MAXIMUS shall have the right, in its sole discretion, to designate one or more direct or indirect subsidiaries to purchase the Purchased Assets subject to this Agreement and fulfill the other obligations and exercise the other rights of MAXIMUS hereunder. Notwithstanding the foregoing, MAXIMUS shall at all times remain responsible to TMR to perform all obligations of MAXIMUS to TMR hereunder.

         1.7 Closing. The closing of the transactions contemplated hereby (the "Closing"), shall take place at the offices of Palmer & Dodge LLP at 11:00 a.m. local time, on or before May 1, 2000 (the date of such Closing shall hereinafter be referred to as the "Closing Date").

         1.8 Allocation of Purchase Price. Within 60 days of the Closing, MAXIMUS shall allocate the purchase price among the Purchased Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be binding upon MAXIMUS and SCB for tax purposes. MAXIMUS and SCB also each agree to file tax returns consistently with the foregoing and in accordance with Section 1060 of the Code.

               ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF TMR

         TMR represents and warrants to MAXIMUS as follows:

         2.1 Organization and Qualification. TMR is a corporation duly organized, validly existing and in good standing under the laws of Tennessee, and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. TMR is qualified or otherwise authorized to transact business as a foreign corporation in every jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law and in which the failure to so qualify or be authorized could have a material adverse effect on TMR or its assets, properties, business, operations or condition (financial or otherwise). Each jurisdiction in which TMR is qualified or otherwise authorized to transact business is listed in Schedule 2.1A. Except as set forth in Schedule 2.1B, TMR does not lease property in any jurisdiction (in the United States or outside the United States).

         2.2 Authority to Execute and Perform Agreements. TMR has the corporate power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements (as defined in Section 6.2) and to perform fully its respective obligations hereunder and thereunder, and each of this Agreement and the Related Agreements has been or will be duly executed and delivered and is the valid and binding obligation of TMR enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and to equitable principles. TMR has obtained the necessary approval of the holder of all of the outstanding capital stock of TMR to effect the transactions contemplated hereby.

         2.3 Capitalization and Title to Shares. TMR is authorized to issue 1,000 shares of common stock, $0.01 par value (the "TMR Common Stock"), of which 1,000 shares are issued and outstanding as of the date hereof. SCB owns all of the issued and outstanding shares of TMR Common Stock. There are no authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, repurchases or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating TMR to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of TMR or obligating TMR to grant, extend or enter into any such agreement. There are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of TMR.

         2.4 Charter and By-laws. TMR has heretofore delivered to MAXIMUS true and complete copies of TMR's Certificate of Incorporation (certified by the Secretary of the State of Tennessee) and By-laws as in effect on the date hereof. The minute books of TMR contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and of the stockholders of TMR since the time of its incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock books of TMR are true, complete and correct.

         2.5 Financial Statements. The internally prepared balance sheets of TMR as at April 30, 1999 and the related statements of operations and retained earnings for the year then ended, and the internally prepared balance sheets of TMR at March 31, 2000 and the related statements of operations and retained earnings for the eleven month period then ended, all of which are attached hereto as Schedule 2.5, fairly present in all material respects the financial condition and results of operations of TMR as at such dates, and for the periods then ended, in accordance with generally accepted accounting policies ("GAAP") consistently applied throughout the periods covered thereby; provided, however, that the March 31, 2000 financial statements are subject to normal year-end adjustments. The foregoing financial statements of TMR as at March 31, 2000, and for the eleven month period then ended, are sometimes herein called the "Financials," the balance sheet included in the Financials is sometimes herein called the "Balance Sheet" and March 31, 2000 is sometimes herein called the "Balance Sheet Date."

         2.6 No Material Adverse Change. Except as set forth on Schedule 2.6, since the Balance Sheet Date,

             (a) there have been no changes in the assets, properties, business, operations or condition (financial or otherwise) of TMR which either individually or in the aggregate materially and adversely affect TMR, nor does TMR know of any such change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of TMR, whether or not covered by insurance; and

             (b) TMR has not:

                 (i) incurred any indebtedness for borrowed money;

                 (ii) declared or paid any dividend or declared or made any other distribution of any kind to its stockholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                 (iii) made any loan or advance to any of its stockholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                 (iv) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments to, or commitments to pay, persons made in the ordinary course of business;

                 (v) except in the ordinary course of business: entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties, granted or suffered any lien or other encumbrance on any of its assets or properties; entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

                 (vi) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

                 (vii) incurred any contingent liability as a guarantor or otherwise with respect to the obligations of others or cancelled any material debt or claim owing to, or waived any material right of, TMR;

                 (viii) incurred any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of TMR; or

                 (ix) made any change in accounting methods or practices, credit practices or collection policies used by TMR; and

             (c) The business of TMR has been conducted only in the ordinary course and consistently with its prior practices.

         2.7 Tax Matters.

             (a) Except as set forth on Schedule 2.7A, all required federal, state, county, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, property taxes and import duties, whether or not measured in whole or in part by net income and all deficiencies, or other additions to tax, interest and penalties (hereinafter, "Taxes" or, individually, a "Tax") required to be paid by TMR through the date hereof, have been paid and all returns relating to such Taxes required to be filed through the date hereof have been filed. All such returns are, in all material respects, true, correct and complete and correctly and accurately reflect the amount of Tax liability for such period. All Taxes required to be collected or withheld by TMR have been duly collected or withheld by TMR and have been or will be duly remitted or deposited in accordance with law. TMR has no knowledge of any Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith, asserted or threatened to be asserted against TMR by any taxing authority. There has not been any audit of any tax return filed by TMR and no audit of any tax return of TMR is in progress and TMR has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth on Schedule 2.7A, no extension of time with respect to any date on which a tax return was or is to be filed by TMR is in force, and no waiver or agreement by TMR is in force for the extension of time for the assessment or payment of any Tax. TMR does not file, and is not required to file, any franchise, income or other tax returns in any other jurisdiction (in the United States or outside of the United States), other than its jurisdiction of incorporation or the states where it is qualified to do business, based upon the ownership or use of property therein or the derivation of income therefrom.

             (b) The provisions for taxes on the Balance Sheet are sufficient for the payment of all unpaid state and federal Taxes owed by TMR in relation to TMR, including interest and penalties thereon due and payable and any applicable taxes owing to any foreign jurisdiction, whether or not assessed or disputed, as of the Balance Sheet Date. Except as set forth on Schedule 2.7B, TMR has timely paid or will pay before the Closing, or where payment is not required to be made, has made or will make adequate provision for the payment of, all material Taxes, including interest and penalties due and payable, in respect of any taxable period ending on or before the Closing Date. For purposes of the preceding sentence, the Closing Date shall be treated as the last day of a taxable period whether or not the Closing Date is in fact the last day of such taxable period.

         2.8 Compliance with Laws.

             (a) TMR is not in violation of any order, judgment, injunction, award or decree binding upon it. TMR is not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to its business or assets, including, without limitation, regulations and requirements of the Occupational Safety and Health Administration ("OSHA"), and laws, ordinances, regulations and other requirements respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, or relating to the uses of its assets, zoning, pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; except where the violation would not have a material adverse effect upon the financial condition of TMR. TMR has never received notice of, and there has never been, any citation, fine or penalty imposed or asserted against TMR for, any such violation or alleged violation. Nothing in this Section 2.8(a) shall abrogate the representation of TMR pertaining to Hazardous Materials contained in Section 2.21 hereof.

             (b) Set forth on Schedule 2.8A are all of the licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, including, but not limited to, licenses issued by OSHA or otherwise relating to employment and environmental matters (collectively, "Permits") that are material to the conduct of the business of




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

TMR and the uses of the Purchased Assets. TMR holds all Permits necessary to operate its business as presently conducted and as currently contemplated to be conducted. Such Permits are in full force and effect and, except as set forth on
Schedule 2.8B, such Permits will be transferred to MAXIMUS as part of the Purchased Assets. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit; and no proceeding is pending or, to the best knowledge of TMR, threatened to revoke or limit any Permit.

         2.9 Consents; No Breach. All consents, permits, authorizations and approvals from any person pursuant to applicable law or contracts or other agreements with TMR, that are required in connection with the performance of TMR's obligations under this Agreement, or the assignment of the Purchased Assets or the assumption of the Assumed Liabilities are set forth on Schedule
2.9 hereto. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of TMR; (ii) except as set forth on Schedule 2.9, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which TMR or any of the Purchased Assets or Assumed Liabilities may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, TMR or upon the securities, properties, assets or business of TMR; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to TMR or to the securities, properties, assets or business of TMR which violation, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operation or financial condition of TMR; (v) violate any Permit, which violation, individually or in the aggregate, would have a material adverse effect on the financial condition of TMR; (vi) except as set forth in Schedule 2.9, require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; or (vii) result in the creation of any lien or other encumbrance on the Purchased Assets or Assumed Liabilities.

         2.10 Actions and Proceedings. Except as set forth on Schedule 2.10, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving TMR or any of its securities, assets, or properties. There are no actions, suits or claims or legal, administrative or arbitral proceedings or, to the best knowledge of TMR, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of TMR, threatened against or involving TMR or any of its securities, assets or properties. To the best knowledge of TMR, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operations or condition (financial or otherwise) of TMR.

         2.11 Contracts and Other Agreements. Schedule 2.11 sets forth all of the following contracts and other agreements included in the Purchased Assets or Assumed Liabilities or by or to which the Purchased Assets are bound or subject:




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

             (a) contracts and other agreements with any current or former officer, director, stockholder, employee, consultant, agent or other representative of TMR or SCB and contracts and other agreements for the payment of fees or other consideration to any entity in which any officer or director of TMR or SCB has an interest;

             (b) contracts and other agreements with any labor union or association representing any employee of TMR or otherwise providing for any form of collective bargaining;

             (c) contracts and other agreements, in excess of $100,000 in the aggregate or $25,000 individually, for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate TMR to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

             (d) contracts and other agreements for the sale of any of the assets or properties of TMR other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

             (e) partnership or joint venture agreements;

             (f) contracts or other agreements under which TMR agrees to indemnify any party or to share the tax liability of any party;

             (g) contracts, options and other agreements for the purchase of any asset, tangible or intangible calling for an aggregate purchase price or payments in any one year of more than $20,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

             (h) contracts and other agreements that cannot by their terms be canceled by TMR and any successor or assignee of TMR without liability, premium or penalty on no less than thirty days notice;

             (i) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

             (j) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of TMR as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws);

             (k) contracts and other agreements containing covenants of TMR not to compete in any line of business or with any person or covenants of any other person not to compete with TMR in any line of business;

             (l) contracts and other agreements relating to the acquisition by TMR of any operating business or the capital stock of any other person;

             (m) contracts and other agreements requiring the payment to any person of a commission or fee, including contracts or other agreements with consultants which provide for aggregate payments in excess of $20,000 annually;

             (n) contracts, indentures, mortgages, promissory notes, loan agreements, guaranties, security agreements, pledge agreements, and other agreements relating to the borrowing of money or securing any such liability;

             (o) distributorship or licensing agreements which provide for aggregate payments in excess of $20,000 annually;

             (p) contracts under which TMR will acquire or has acquired ownership of, or license to, intangible property, including software (other than software licensed by TMR as an end user for less than $20,000 and not distributed by it);

             (q) leases, subleases or other agreements under which TMR is lessor or lessee of any real property; or

             (r) any other material contract or other agreement whether or not made in the ordinary course of business that has or may have a material adverse effect on TMR's business or prospects, condition, financial or otherwise, or any of its assets or properties of TMR.

         There have been delivered to MAXIMUS true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on Schedule 2.11. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon TMR, and to the best knowledge of TMR, binding upon the other parties thereto in accordance with their terms, and TMR has paid in full or accrued all amounts now due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the best knowledge of TMR, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

         2.12 Real Estate. The Purchased Assets do not include any property or any buildings or other structures or any options or any contractual obligations to purchase or acquire any interest in real property. The leasehold interests of TMR set forth in Schedule 2.11 are subject to no lien or other encumbrance.

         2.13 Tangible Property. The plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of TMR ("Tangible Property") are in good operating condition and repair, ordinary wear and tear excepted, and TMR has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

         2.14 Intangible Property.

              (a) Except as set forth on Schedule 2.14A, TMR has exclusive ownership of all patents, trademarks, service marks, trade names and copyrights; all applications to register any of the foregoing; all franchises, trade secrets, inventions, customer lists, manufacturing or other processes, designs, computer software, data compilations, research results and other confidential information and legally protected proprietary rights; whether any of the foregoing are owned or licensed (collectively, "Proprietary Rights") that are material to the business of TMR and that are used in its business as presently conducted or to be used in its business as it is contemplated to be conducted and TMR has the right to use, free and clear of claims or rights of others, all such Proprietary Rights.

              (b) TMR has not received any notices of infringement by TMR of any Proprietary Rights of others, and, to the best knowledge of TMR, none of the present activities, or contemplated activities under planning or development, of TMR or its products or assets infringe on any Proprietary Rights of others, including unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employees of TMR. TMR does not know of any infringement or violation by others of its Proprietary Rights, including any violation of TMR's confidential information.

              (c) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights (or applications therefor) which are owned by or licensed to TMR or used or to be used by TMR in its business as presently conducted or contemplated are listed in Schedule 2.14B ("Registered Rights"). All of the Registered Rights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

              (d) To the best knowledge of TMR, no employee of TMR has any agreement or arrangement with a former employer currently in effect relating to confidential information or trade secrets of such employer. To the best knowledge of TMR, none of the activities of its employees on behalf of TMR violate any agreements or arrangements which any such employees have with former employers currently in effect.

         2.15 Title to Assets; Liens. Except as set forth in Schedule 2.15 or with respect to Excluded Assets, TMR owns outright and has good title to all of the Purchased Assets, including, without limitation, all of the assets and properties reflected on the Balance Sheet, free and clear of any claim, lien or other encumbrance, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; or (ii) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. Upon delivery of and payment for the Purchased Assets as herein provided, MAXIMUS will acquire all right, title and interest in the Purchased Assets, free and clear of any claim, lien or other encumbrance.

         2.16 Absence of Undisclosed Liabilities. As at the Balance Sheet Date, TMR had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be shown on the Balance Sheet that were not fully and adequately reflected or reserved against on the Balance Sheet or notes thereto. TMR has no such liabilities, other than liabilities (i) fully and adequately reflected or reserved against on the Balance Sheet, and (ii) incurred since the Balance Sheet Date in the ordinary course of business.

         2.17 Customers. Schedule 2.17 sets forth the ten customers who accounted for the largest sales of TMR for the twelve months ended December 31, 1999 (the "Customers"). The relationships of TMR with its Customers are generally good commercial working relationships. Except at the request of TMR, no Customer has canceled or otherwise terminated its relationship with TMR, or has during the last 12 months decreased materially its services, supplies or materials to TMR or its usage or purchase of the services or products of TMR, as the case may be. TMR does not know of any plan or intention of any such Customer, and has not received any written threat from any Customer to terminate, to cancel or otherwise materially and adversely modify its relationship with TMR or to decrease materially or limit its usage, purchase of the services of TMR.

         2.18 Employer Relations. TMR has an aggregate of approximately 125 employees and generally enjoys a good employer-employee relationship with such employees. TMR is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any said employees, neither TMR nor MAXIMUS will by reason of anything done prior to the Closing be liable to any of said employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with TMR's normal policies). Schedule 2.18 contains a list of all employees and consultants of TMR working for TMR who, individually, have received or are scheduled to receive compensation from TMR for the current fiscal year in excess of $75,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

         2.19 Insurance. TMR is not in default with respect to any provision contained in any insurance policy or binder listed on Schedule 3.6, nor has TMR failed to give any notice or present any claim under any such policy or binder in due and timely fashion. TMR has not received notice of cancellation or non-renewal of any such policy or binder.

         2.20 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of TMR in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with TMR, or any action taken by it.

         2.21 Hazardous Materials. TMR has never generated, used or handled any Hazardous Materials (as defined below), nor has TMR treated, stored or disposed of any Hazardous Materials at any site owned or leased by TMR or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. No other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by TMR during the period of TMR's ownership or lease, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period. TMR does not presently own, operate, lease or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located. No lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by TMR in connection with the presence of any Hazardous Materials. For purposes of this
Section 2.21, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act. TMR has provided to MAXIMUS copies of all documents, records and information available to TMR concerning any environmental or health and safety matter relevant to TMR, whether generated by TMR or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

         2.22 Backlog. As of the date hereof, TMR has a backlog of firm orders for the sale or lease of products or services, for which revenues have not been recognized by TMR, as set forth in Schedule 2.22.

         2.23 Full Disclosure. All documents and other papers delivered by or on behalf of TMR in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic in all material respects. No representation or warranty of TMR contained in this Agreement, and, to the best knowledge of TMR, no document or other paper furnished by or on behalf of TMR to MAXIMUS (or any of its agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact known to TMR that has not been disclosed to MAXIMUS in this Agreement or the Schedules hereto that materially adversely affects, or (in the reasonable business judgment of TMR) is likely to materially adversely affect, the assets, properties, business, operations or condition (financial or otherwise) of TMR. Notwithstanding the foregoing, TMR makes no representation or warranty regarding any assets other than the Purchased Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         2.24 Year 2000 Compliance. Except as set forth in Schedule 2.24, each significant system, comprised of software, hardware, databases, or embedded control systems (microprocessor controlled, robotic or other devices) (each a "System"), that constitutes any part of, or which is under control of TMR and is used in connection with the use, operation or enjoyment of any material tangible or intangible asset or real property of TMR: (a) accurately processes date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other systems properly exchange date/time data with

TMR's systems; and (b) was not and will not be materially adversely affected by the advent of the year 2000 or 2001, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (a) and (b) are referred to herein as "Year 2000 Compliant"). No System that is material to the business, finances, or operations of TMR receives data from or communications with any component or system external to itself (whether or not such external component or system is TMR's or any third party's) that is not itself Year 2000 Compliant excepting the parts of the external component or system within which noncompliance will have no effect on the data or communications sent to TMR, nor on the Systems of TMR. Except as set forth in Schedule 2.24, all licenses for the use of any System-related software, hardware, databases or embedded controls under TMR's control are certified by the manufacturer to be Year 2000 Compliant and to contain the capabilities required to enable them to be Year 2000 Compliant within TMR's computer systems (hardware and software), or the licenses permit TMR or a third party to make all modifications, bypasses, de-bugging, work-arounds, repairs, replacements, conversions or corrections necessary to permit the Systems to operate compatibly, in conformance with their respective specifications, and to be Year 2000 Compliant. TMR has not, and has no reason to believe that it may, incur material expenses or that there may be a material adverse effect on the business of TMR arising from or relating to the failure of any of its Systems as a result of not being Year 2000 Compliant.

               ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SCB

         SCB represents and warrants to MAXIMUS as follows:

         3.1 Organization and Qualification. SCB is a corporation duly organized, validly existing and in good standing under the laws of Tennessee, and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

         3.2 Authority to Execute and Perform Agreements. SCB has the corporate power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder, and each of this Agreement and the Related Agreements to which it is a party has been or will be duly executed and delivered and is the valid and binding obligation of SCB enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and to equitable principles. SCB has obtained the necessary approval of its board of directors and stockholders to effect the transactions contemplated hereby.

         3.3 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of SCB in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with SCB, or any action taken by it.

         3.4 No Breach. The execution, delivery and performance of this Agreement and the Related Agreements by SCB and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate of Incorporation or By-laws of SCB; (b) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, SCB or upon the securities, properties, assets or business of SCB; (c) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to SCB or to the securities, properties, assets or business of SCB which violation, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby; (d) violate any Permit which violation, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby; or (e) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person.

         3.5 Validity. There are no consents, approvals, registrations, filings, applications, notices, qualifications and waivers to be made, filed, given or obtained by SCB in connection with the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder except for those the failure to make, file, give or obtain which would not, individually or in the aggregate, either have a material adverse effect upon the consummation of the transactions contemplated hereunder.

         3.6 Insurance. Schedule 3.6 sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors and officers and other insurance held by SCB or on behalf of TMR for the business of TMR. Such policies and binders are in full force and effect, all premiums with respect thereto are currently paid, are reasonably believed to be adequate for the businesses engaged in by TMR and are in conformity with the requirements of all contracts to which TMR is a party and to the best knowledge of SCB, are valid and enforceable in accordance with their terms. SCB is not in default with respect to any provision contained in any such policy or binder nor has SCB failed to give any notice or present any claim under any such policy or binder in due and timely fashion with respect to the business of TMR. There are no outstanding unpaid claims under any such policy or binder. SCB has not received notice of cancellation or non-renewal of any such policy or binder.

         3.7 Full Disclosure. No representation or warranty of SCB contained in this Agreement, and, to the best knowledge of SCB, no document or other paper furnished by or on behalf of SCB to MAXIMUS (or any of its agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact known to SCB that has not been disclosed to MAXIMUS in this Agreement or the Schedules hereto that materially adversely affects, or (in the reasonable business judgment of SCB) is likely to materially adversely affect, the assets, properties, business, operations or condition (financial or otherwise) of TMR. Notwithstanding the foregoing, SCB makes no representation or warranty regarding any assets other than the Purchased Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         3.8 Employee Benefit Plans. Schedule 3.8 sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") in which TMR participates (the "Plans"). TMR has never maintained or contributed to a defined benefit pension plan that is subject to Title IV of ERISA. TMR has never maintained or contributed to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and TMR has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. To the knowledge of SCB, each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all applicable statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code except where the failure to comply would not result in any material claim against the Purchased Assets. All contributions required by law or the terms of any Plan have been made. Except for continuation of health coverage to the extent required under
Section 4980B of the Code, applicable state law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing health or other welfare benefits after termination of employment. Complete copies of the following documents with respect to each Plan (as applicable) will be delivered to MAXIMUS within five days after the Closing: (a) each relevant Plan document and subsequent amendment thereto; (b) each trust agreement, group annuity contract, insurance policy or contract; (c) the most recent IRS determination letter; and (d) the most recent summary plan description and each summary of material modification thereto. For purposes of this Section 3.8, references to TMR include TMR and its ERISA Affiliates. An "ERISA Affiliate" of TMR means any trade or business (whether or not incorporated) that together with TMR would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(m) of the Code at any time within the five-year period ending on the Closing Date.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF MAXIMUS

         MAXIMUS represents and warrants to SCB and TMR as follows:

         4.1 Organization and Qualification of MAXIMUS. MAXIMUS is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. MAXIMUS is qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law and in which the failure to so qualify or be authorized would have a material adverse effect on MAXIMUS or its assets, properties, business, operations or financial condition.

         4.2 Authority to Execute and Perform Agreements. MAXIMUS has the corporate power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements, and to perform fully its obligations hereunder and thereunder, and each of this Agreement and the Related Agreements has been or will be duly executed and delivered and the valid and binding obligation of MAXIMUS enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and to equitable principles. MAXIMUS has obtained the necessary approval of its board of directors for the execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereunder and thereunder, and no other corporate proceedings or actions on the part of MAXIMUS are necessary therefor.

         4.3 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of MAXIMUS in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with MAXIMUS or any action taken by MAXIMUS.

         4.4 No Breach. The execution, delivery and performance of this Agreement and the Related Agreements by MAXIMUS and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Amended and Restated Articles of Incorporation or Amended and Restated By-laws of MAXIMUS; (b) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, material contract or other material agreement to which MAXIMUS is a party or to which it or any of its assets or properties may be bound or subject; (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, MAXIMUS or upon the securities, properties, assets or business of MAXIMUS;
(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to MAXIMUS or to the securities, properties, assets or business of MAXIMUS which violation, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operations or financial condition of MAXIMUS;
(e) violate any Permit which violation, individually or in the aggregate, could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operations or financial condition of MAXIMUS;
(f) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; or (g) result in the creation of any lien or other encumbrance on the assets or properties of MAXIMUS.

         4.5 Validity. There are no consents, approvals, registrations, filings, applications, notices, qualifications and waivers to be made, filed, given or obtained by MAXIMUS in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereunder and thereunder except for those the failure to make, file, give or obtain which would not, individually or in the aggregate, either have a material adverse effect upon the assets, properties, business, operations or condition (financial or otherwise) of MAXIMUS or upon the consummation of the transactions contemplated hereunder.

                                   ARTICLE 5

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                               OF MAXIMUS TO CLOSE

         The obligation of MAXIMUS to close is subject, at the option of MAXIMUS acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

         5.1 Delivery of Instruments of Transfer. TMR shall have delivered or caused to be delivered to MAXIMUS a bill of sale or other instruments of transfer for the assignment of the Purchased Assets by TMR containing provisions (not inconsistent with the provisions hereof) which are usual and customary for assigning the assets involved.

         5.2 Certificate of Secretary of TMR. TMR shall have delivered to MAXIMUS a certificate of the Secretary of TMR, dated as of the Closing Date, certifying as to: (a) the Certificate of Incorporation and the By-laws of TMR, as in effect on and as of the Closing Date; and (b) the resolutions of the Board of Directors and stockholders of TMR authorizing and approving the execution, delivery and performance by TMR of this Agreement and the transactions contemplated hereby.

         5.3 Third Party Consents and Permits. All consents and approvals from parties to contracts or other agreements with TMR and all Permits that may be required in connection with the performance by TMR or the stockholder of their respective obligations under this Agreement or the continuance of such contracts or other agreements with TMR after the Closing shall have been obtained.

         5.4 Escrow Agreement. TMR shall have entered into the Escrow Agreement substantially in the form of Exhibit A hereto (the "Escrow Agreement").

         5.5 Employment. Thomas Ruffino, Jeffrey Ball, George French, David Popovich, Daniel Michael Shreves and Patricia Spear shall have entered into Executive Employment Agreements with MAXIMUS substantially in the form of Exhibit B.

         5.6 Noncompetition Agreement. SCB shall have executed and delivered the Noncompetition Agreement in substantially the form attached hereto as Exhibit C (the "Noncompetition Agreement").

         5.7 Opinion of Counsel to SCB and TMR. MAXIMUS shall have received the opinion of Baker, Donelson, Bearman & Caldwell PC, counsel to SCB and TMR, dated the Closing Date, addressed to MAXIMUS, and substantially in the form of Exhibit D hereto.

         5.8 Tax Clearance Certificates. TMR shall have delivered to MAXIMUS copies of all tax clearance or other similar certificates issuable by any applicable state or other agency in connection with the transfer of the Purchased Assets, which certificates shall show that all required returns and reports have been filed by TMR and that no taxes or similar payments are due and owing or claimed to be due and owing.

         5.9 Release of Liens. TMR shall have delivered to MAXIMUS evidence that all liens or other encumbrances on the Purchased Assets have been released.

                                   ARTICLE 6

                     CONDITIONS PRECEDENT TO THE OBLIGATION
                             OF SCB AND TMR TO CLOSE

         The obligation of SCB and TMR to consummate the transactions contemplated hereby is subject, at the option of SCB and TMR acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived:

         6.1 Delivery of Assumption Agreement. MAXIMUS shall have delivered or caused to be delivered to TMR an agreement for assumption of the Assumed Liabilities by MAXIMUS containing provisions (not inconsistent with the provisions hereof) which are usual and customary for assuming the liabilities involved.

         6.2 Related Agreements. MAXIMUS shall have entered into the Escrow Agreement and the Noncompetition Agreement (the "Related Agreements").

         6.3 Delivery of the Purchase Price. Pursuant to Section 1.3, MAXIMUS shall have: (a) delivered to TMR the Closing Payment; and (b) deposited the Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement.

                                   ARTICLE 7

                                 INDEMNIFICATION

         7.1 Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement, the Related Agreements, the certificates required to be delivered by the parties pursuant to Articles 5 and 6, or in any Schedule delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder (except where expressly limited to a specific time period) and be indemnified in accordance with this Article 7 and shall thereafter survive in accordance with the provisions of Section 7.5 below.

         7.2 Obligation of SCB and TMR to Indemnify. Subject to the limitations set forth in Section 7.5 hereof, SCB and TMR jointly and severally agree to indemnify, defend and hold harmless MAXIMUS (and its directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fees) ("Losses") to the extent not covered in full by insurance based upon, arising out of or otherwise in respect of:

             (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of SCB or TMR contained in this Agreement, the certificates required to be delivered pursuant to Article 5, or in any Schedule delivered pursuant hereto;

             (b) any claim or demand or assertion of liability against MAXIMUS based upon, arising out of or otherwise in respect of any and all liabilities and obligations of any nature whatsoever, other than Assumed Liabilities, of or relating to (i) SCB or TMR or their businesses either prior to or after the Closing; or (ii) the Purchased Assets prior to the Closing;

             (c) any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed or retained by or on behalf of SCB or TMR, whether or not included in clause (b);

             (d) any claim based upon, arising out of or otherwise in respect of (i) issues raised on audit by Tax authorities with respect to TMR's business on or before the Closing Date; or (ii) any other Tax liabilities of TMR, including any liability of TMR for the unpaid Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and

             (e) any claim made by an employee or former employee of TMR (including any employees of TMR who are subsequently hired by MAXIMUS) arising out of or otherwise in respect of their employment with, or termination by, TMR.

         7.3 Obligation of MAXIMUS to Indemnify. Subject to the limitations set forth below and in Section 7.5 hereof, MAXIMUS agrees to indemnify, defend and hold harmless SCB and TMR (and their respective directors, officers, employees, affiliates and assigns) from and against any Losses based upon, arising out of or otherwise in respect of:

             (a) any inaccuracy in or breach of any representation, warranty, covenant or agreement of MAXIMUS contained in this Agreement;

             (b) any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of MAXIMUS, whether or not included in clause (a); and

             (c) any claim or demand or assertion of liability against TMR by a third party based upon, arising out of or otherwise in respect of the Assumed Liabilities.

         7.4 Notice and Opportunity to Defend.

             (a) Notice of Asserted Liability. Promptly and in any case within seven (7) days after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party or parties obligated to provide indemnification pursuant to Sections
7.2 or 7.3 hereof (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

             (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, and control the defense of, at its own expense and by counsel of its own choosing, any Asserted Liability, provided that the Indemnitee shall have no liability under any compromise or settlement agreed to by the Indemnifying Party to which the Indemnitee has not consented in writing, which consent shall not be unreasonably withheld. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate upon the request and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, or fails to notify the Indemnitee of its election as herein provided, or fails to diligently defend or seek to compromise such Asserted Liability after electing to assume such defense or compromise, the Indemnitee may pay, compromise or defend such Asserted Liability and receive full indemnification for its losses, liabilities, damages, deficiencies, costs and expenses as provided in Sections 7.2 and 7.3 hereof. In any event, the Indemnitee may participate in (but shall not have the right to control), at their own expense, the defense of such Asserted Liability by the Indemnifying Party or the Indemnitee, respectively. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the Indemnifying Party, in which event the Indemnitee shall be reimbursed for its reasonable out-of-pocket expense. Subject to Section 7.5, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement entered into by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

         7.5 Limitations on Indemnification. The indemnification provided by Sections 7.2 and 7.3 shall be subject to the following limitations:

             (a) Limitation on Survival. The obligation of SCB and TMR to indemnify MAXIMUS for any Loss (other than an Unlimited Loss and a Loss resulting, directly or indirectly, from (a) any inaccuracy in or breach of the representations, warranties and covenants contained in Section 2.7 of this Agreement or (b) any liability described in Section 7.2(d) of this Agreement (a "Tax Loss")) and the obligation of MAXIMUS to indemnify SCB and TMR for any Loss (other than an Unlimited Loss) shall expire on the date one year after the Closing Date. The obligation of SCB and TMR to indemnify MAXIMUS for any Tax Loss shall survive until the expiration of the applicable statute of limitations for such Tax Loss. The obligations of any party to indemnify another party for any Unlimited Loss shall survive until the expiration of the applicable statute of limitations for such Unlimited Loss.

             (b) Maximum Indemnification Amount. The maximum aggregate indemnification amount that shall be due from SCB or TMR to MAXIMUS, on the one hand, and from MAXIMUS to SCB or TMR, on the other hand, for any Losses (other than Tax Losses and Unlimited Losses), shall not in any event exceed $5,000,000. The foregoing limitations on the liability of SCB and TMR to MAXIMUS and of MAXIMUS to SCB and TMR are not intended to limit a party's liability to another party to the extent a party has a cause of action against another party hereto which is based on events unrelated to this Agreement and the transactions contemplated hereby.

             (c) Deductible. Neither MAXIMUS on the one hand, or SCB or TMR on the other hand, shall be entitled to make a claim for indemnification pursuant to Section 7.2 or 7.3 hereof unless and until the amount of such claim or claims for indemnification is equal to $50,000, whereupon satisfaction of such claim shall begin at the first dollar of liability.

             (d) Satisfaction of Indemnification Claims. All indemnification claims under Section 7.2 shall be satisfied first from the Escrow Amount held pursuant to the Escrow Agreement.

             (e) Unlimited Losses. The limitations of this Section 7.5 shall not apply in the case of Losses resulting from a misrepresentation or breach by TMR, SCB or MAXIMUS that an arbitrator or a court of competent jurisdiction has determined was fraudulent ("Unlimited Loss").

             (f) Characterization of Indemnification Payments. All amounts paid by TMR, SCB or MAXIMUS, as the case may be, under this Article 7 shall be treated for all Tax purposes as adjustments to the purchase price unless otherwise required by applicable law, in which event such payments shall be in an amount sufficient to indemnify the Indemnitee on a net after-Tax basis (subject to Section 7.5(b)).

                                   ARTICLE 8

                      POST-CLOSING COVENANTS AND AGREEMENTS

         8.1 Authorization From Others. To the extent that the assignment of any lease, contract, commitment or right which are among the Purchased Assets shall require the consent of other parties thereto and MAXIMUS shall have waived the receipt of such consent at the Closing, this Agreement shall not constitute an assignment thereof; however, TMR shall use its reasonable best efforts after the Closing to obtain such consents or waivers to assure MAXIMUS of the benefits of such leases, contracts, commitments or rights as soon as practicable.

         8.2 Tax Clearance Certificates. TMR agrees to use its best efforts to obtain, as soon as practicable after the Closing, any tax clearance certificates that were required to be delivered by TMR at the Closing pursuant to Section 5.8, but which delivery MAXIMUS agreed to waive for purposes of the Closing.

         8.3 Collection of Assets. After the Closing, MAXIMUS shall have the right to collect all accounts receivable for work performed on or after the Closing Date and other items transferred and assigned to it by TMR hereunder and to endorse with the name of TMR any checks received on account of such receivables or other items. SCB agrees that it will transfer or deliver promptly to MAXIMUS from time to time, any cash or other property that SCB may receive with respect to any accounts receivable for work performed on or after the Closing Date or with respect to any of the Purchased Assets. MAXIMUS agrees that it will transfer or deliver promptly to SCB from time to time, any cash or other property that MAXIMUS may receive with respect to the Excluded Assets, including but not limited to accounts receivable for work performed prior to the Closing Date. MAXIMUS agrees that any accounts receivable payments shall be applied according to the invoice number to which the amount relates, or if there is no invoice number or other evidence as to the work that the payment relates, any such payment shall be applied to the oldest accounts receivable.

         8.4 Health Insurance. At the option of MAXIMUS, for a period of thirty
(30) days after Closing, TMR shall continue to provide health insurance to the TMR employees and their dependents who are covered by such health insurance as of Closing. MAXIMUS shall reimburse TMR for all costs and expenses associated with providing such coverage, including without limitation any premium charged by the third party insurance company, any reasonable fee charged for administration of the health insurance plan and any claims made by the covered persons which are not covered by insurance.

         8.5 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         8.6 401(k) Contributions. The parties hereto agree and acknowledge that the employees of TMR as of the date hereof will remain employees of TMR on April 30, 2000, the last day of SCB's fiscal year. SCB agrees that (i) it will contribute to the 401(k) account of each such employee any and all amounts due as matching contributions through April 30, 2000, (ii) each employee will become fully vested in all amounts credited to their 401(k) accounts, whether for April 30, 2000 matching contributions or for matching contributions made as of an earlier date, and whether or not such employee otherwise would have been vested in such amounts.

                                   ARTICLE 9

                                  MISCELLANEOUS

         9.1 Publicity. Prior to the Closing, no publicity release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by TMR and MAXIMUS (which approval shall not be unreasonably withheld), except to the extent required by law on the reasonable advice of counsel to such party. After the Closing, no publicity release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by MAXIMUS (which approval shall not be unreasonably withheld), except to the extent required by law on the reasonable advice of counsel to such party.

         9.2 Expenses. Each of MAXIMUS, on the one hand, and SCB and TMR, on the other, shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants and no such expenses shall be included in any of the Assumed Liabilities.

         9.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission with confirmation retained or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission with confirmation retained or, if mailed, two days after the date of deposit in the United States mails, as follows:

             (a)      if to MAXIMUS, to:

                      MAXIMUS, Inc.
                      1356 Beverly Road
                      McLean, Virginia 22101
                      Attention: David V. Mastran
                      Telephone: (703) 734-4200
                      Facsimile: (703) 734-4277

                      with a copy to:

                      Palmer & Dodge LLP
                      One Beacon Street
                      Boston, Massachusetts 02108-3190
                      Attention: Lynnette C. Fallon, Esq.
                      Telephone: (617) 573-0100
                      Facsimile: (617) 227-4420

             (b)      if to SCB and TMR:

                      SCB Computer Technology, Inc.
                      3800 Frest Hill-Irene
                      Suite 100
                      Memphis, Tennessee 38125
                      Attention: Gordon Bateman
                      Telephone: 901-754-6577
                      Facsimile: 901-624-9448

             (c)      with a copy to:

                      Baker, Donelson, Bearman & Caldwell PC
                      165 Madison Avenue, Suite 2000
                      Memphis, TN  38103
                      Attention: Peter Kesser
                      Telephone: 901-577-8155
                      Facsimile: 901-577-2303

Any party may by notice given in accordance with this Section 8.3 to the other parties designate another address or person for receipt of notices hereunder.

         9.4 Entire Agreement. This Agreement (including the Schedules), the Escrow Agreement and the Related Agreements between the parties and any collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Purchased Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

         9.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity except where this Agreement expressly provides otherwise.

         9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, exclusive of its choice of law rules.

         9.7 Arbitration. The parties hereto shall attempt to settle amicably through negotiation any controversy, claim or dispute between them arising out of or relating to this Agreement ("Dispute"). If a Dispute cannot be settled by such means, the parties hereto intend and agree to submit such Dispute to final and binding arbitration before an arbitration tribunal which is, and pursuant to arbitration procedures which are, acceptable to all parties. If the parties cannot or do not otherwise agree within 30 days of the date on which notice of a Dispute is given, any such claim shall be submitted for arbitration by the American Arbitration Association pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any arbitration shall be conducted, in the sole discretion of MAXIMUS, in Virginia or Massachusetts. Notice of demand for arbitration shall be provided in writing to the other party. The parties hereto further intend and agree that the final decision or award of the arbitration tribunal shall be binding on the parties and their successors and fully enforceable by any court of competent jurisdiction. The parties hereto further intend and agree that facts and other information relating to any arbitration arising out of or in connection with this Agreement shall be kept confidential to the fullest extent permitted by law. Each party shall bear its own expenses in connection with such arbitration unless otherwise ordered by the arbitrator.

         9.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, by MAXIMUS to any of its affiliates, or by MAXIMUS in connection with the merger, consolidation or sale of all or substantially all of its business or assets.

         9.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         9.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


                                      MAXIMUS, INC.



                                      By: /s/ David V. Mastran
                                         ---------------------------------------
                                         David V. Mastran
                                         President & Chief Executive Officer



                                      SCB COMPUTER TECHNOLOGY, INC.



                                      By: /s/ Gordon Bateman
                                         ---------------------------------------
                                         Name: Gordon Bateman
                                         Title: Secretary



                                      TECHNOLOGY MANAGEMENT RESOURCES, INC.



                                      By: /s/ Gordon Bateman
                                         ---------------------------------------
                                         Name: Gordon Bateman
                                         Title: Secretary




                  [Signature Page to Asset Purchase Agreement]